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                                                                   EXHIBIT 99(a)



FOR IMMEDIATE RELEASE                                    Contact: Thomas Kelly
---------------------                                             (312) 732-7007


                 BANK ONE'S BOARD OF DIRECTORS COMPLETES REVIEW
           OF CORPORATE GOVERNANCE; FIVE OUTSIDE DIRECTORS TO RETIRE

CHICAGO, August 22, 2000 -- BANK ONE CORPORATION announced today that the Board of Directors has completed its corporate governance review and that five outside directors will retire in September.

"Our board has served us well through the merger and integration of Bank One," said James Dimon, chairman and chief executive officer. "Now as part of our comprehensive review of Bank One, the directors and I have examined a number of corporate governance issues, including board structure and size.

"As a result of the review, we are striving for best practices in corporate governance," Dimon said. "It is clear that, all things being equal, a smaller board would be more nimble and effective for Bank One shareholders as we go forward.

"These five directors took the initiative to volunteer to retire because they agree that a smaller board is an important objective for the company at this time. The board's Organization, Compensation and Nominating Committee reviewed the candidates and accepted the retirements after ensuring that the board continues to represent a breadth of business knowledge, experience and diversity," Dimon said.

  The retiring board members are:

 .  Siegfried Buschmann, 63, chairman and chief executive officer, The Budd Co.;
   joined board in 1991.

 . Bennett Dorrance, 54, private investor and chairman and managing director of DMB Associates, Inc.; joined board in 1996.

 .  Thomas E. Reilly Jr., 60, chairman and chief executive officer, Reilly
   Industries, Inc.; joined board in 1995.

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 .  Thekla R. Shackelford, 65, educational consultant; joined board in 1993.

 .  Alex Shumate, 50, office managing partner of Squire, Sanders and Dempsey LLP;
   joined board in 1993.

"My board members have made tremendous contributions and have been exceptionally supportive of me," Dimon said. "I, along with my fellow board members, regretfully accept the retirement of our colleagues and thank them for their combined 42 years of service in helping Bank One grow into the nation's fourth-largest bank holding company."

As part of the board's governance discussion, an optimum board size of 12 to 15 members was targeted. There were 22 members in October, 1998, when Bank One was created by the merger of Banc One Corporation and First Chicago NBD Corporation. That had dropped to 19 by mid-2000 and will fall by six more with the retirements of the five outside directors and President Verne G. Istock, who also announced his retirement today.

BANK ONE CORPORATION (NYSE: ONE) is the nation's fourth-largest bank holding company, with assets of more than $270 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be found on the Internet at www.bankone.com.

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